NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 24, 2010, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
June 1, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

Pursuant to the change in state of incorporation and name change of The First American Corporation which became effective June 1, 2010, each share of Common Stock of The First American Corporation
(California) was exchanged for one Common Stock of CoreLogic, Inc. (Delaware), as successor to The
First American Corporation, on a share for share basis. This filing is not made with respect to the Common Stock of Corelogic, Inc. (Delaware).

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the opening on June 2, 2010.